Exhibit 99.1

TIME WARNER CABLE REPORTS

2012 FIRST-QUARTER RESULTS

NEW YORK, NY, April 26, 2012 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2012.

Time Warner Cable Chief Executive Officer Glenn Britt said: “Time Warner Cable’s first quarter results reflect continued strong performance, and residential Internet and business services were standouts. Now that we have closed the Insight acquisition, our increased cash flow is available to fuel further investments in the business and capital returns to our shareholders.”

FINANCIAL RESULTS

Revenues for the first quarter of 2012 increased 6.4% from the first quarter of 2011 to $5.1 billion. Residential services revenues increased 4.1% year-over-year to $4.4 billion, business services revenues grew 37.5% to $429 million, while advertising revenues increased 7.1% to $211 million and other revenues grew 3.4% to $61 million.

(in millions; unaudited)	1st Quarter
			Change
	2012	2011	$	%
Residential services revenues:
Video	$2,711	$2,661	$50	1.9%
High-speed data	1,199	1,094	105	9.6%
Voice	508	493	15	3.0%
Other	15	11	4	36.4%

Total residential services revenues	4,433	4,259	174	4.1%

Business services revenues:
Video	76	69	7	10.1%
High-speed data	208	167	41	24.6%
Voice	63	42	21	50.0%
Wholesale transport(a)	41	32	9	28.1%
Other(b)	41	2	39	NM

Total business services revenues	429	312	117	37.5%

Advertising revenues	211	197	14	7.1%

Other revenues	61	59	2	3.4%

Total revenues	$5,134	$4,827	$307	6.4%

NM—Not meaningful.

(a)

Wholesale transport revenues primarily include amounts generated by the sale of point-to-point transport services offered to wireless telephone providers (i.e., cell tower backhaul) and competitive carriers.

(b)	2012 amounts primarily consist of revenues from NaviSite, Inc.

Revenues for the first quarter of 2012 benefited from the acquisitions of Insight Communications Company, Inc. (on February 29, 2012), the NewWave Communications cable systems (during the fourth quarter of 2011) and NaviSite, Inc. (during the second quarter of 2011), as detailed below.

(in millions; unaudited)	1st Quarter 2012
	Historical	Acquisitions				Total
	TWC(a)	Insight(b)	NewWave	NaviSite	Total	TWC
Residential services revenues:
Video	$2,651	$49	$11	$—	$60	$2,711
High-speed data	1,173	22	4	—	26	1,199
Voice	492	13	3	—	16	508
Other	15	—	—	—	—	15

Total residential services revenues	4,331	84	18	—	102	4,433
Business services revenues	386	5	2	36	43	429
Advertising revenues	207	4	—	—	4	211
Other revenues	61	—	—	—	—	61

Total revenues	$4,985	$93	$20	$36	$149	$5,134

(a)	Historical TWC amounts represent TWC’s financial results excluding the results of Insight, NaviSite and certain cable systems acquired from NewWave.
(b)	Insight amounts represent the financial results of Insight from the date of acquisition (February 29, 2012) through March 31, 2012.

Excluding the impacts from acquisitions, residential services revenue growth was primarily driven by an increase in high-speed data revenues, partially offset by a slight decline in video revenues.

•

The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and an increase in average revenues per subscriber (due to both price increases and a greater percentage of subscribers purchasing higher-priced tiers of service).

•

Residential video revenues decreased slightly as price increases, a greater percentage of subscribers purchasing higher-priced tiers of service and increased revenues from equipment rental charges and DVR service were more than offset by a decline in video subscribers and revenues from transactional video-on-demand and premium channels.

•	Residential voice revenues remained essentially flat as growth in voice subscribers was offset by a decrease in average revenues per subscriber.

Excluding the impacts from acquisitions, business services revenue growth was due primarily to increases in high-speed data and voice subscribers and growth in cell tower backhaul and Metro Ethernet revenues.

Excluding the impacts from acquisitions, advertising revenues increased primarily as a result of a year-over-year increase in revenues from advertising inventory sold on behalf of other video distributors.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the first quarter of 2012 increased 8.2% from the first quarter of 2011 to $1.9 billion. The increase was driven by revenue growth, partially offset by a 5.3% increase in operating expenses.

Operating expenses grew primarily due to higher employee costs, video programming expenses and other operating costs, partially offset by a decrease in voice costs. Employee costs were up 10.1% to $1.1 billion, primarily as a result of increased headcount (which increased by approximately 3,500 employees, including Insight, NaviSite and NewWave employees) and higher compensation costs per employee. Pension and equity-based compensation costs increased $15 million and $12 million, respectively. Business services employee costs increased 42.7% year-over-year. Video programming expenses grew 4.6% to $1.1 billion due to contractual rate increases and the acquisition of Insight offset, in part, by an organic decline in video subscribers. For the first quarter of 2011, video programming costs were reduced by approximately $18 million as a result of changes in cost estimates for programming services carried without a contract. Average monthly video programming costs per video subscriber increased 5.9% year-over-year to $30.85 for the first quarter of 2012. Voice costs were down 10.8% to $149 million due to a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services, partially offset by an organic increase in subscribers.

Operating Income for the first quarter of 2012 increased 6.9% from the first quarter of 2011 to $1.0 billion. Note 1 to the accompanying consolidated financial statements details certain items affecting the comparability of TWC’s results for the first quarters of 2012 and 2011. Excluding these items, first-quarter 2012 Operating Income would have grown 10.8% to $1.1 billion, driven by higher Adjusted OIBDA, partially offset by higher depreciation and amortization expenses primarily as a result of the Company’s recent acquisitions (largely Insight).

	$0,000	$0,000	$0,000	$0,000
(in millions; unaudited)	1st Quarter
			Change
	2012	2011	$	%
Adjusted OIBDA(a)	$1,873	$1,731	$142	8.2%
Adjusted OIBDA margin(b)	36.5%	35.9%
Merger-related and restructuring costs	(45)	(6)	(39)	NM

OIBDA(a)	1,828	1,725	103	6.0%
Depreciation	(771)	(744)	(27)	3.6%
Amortization	(15)	(6)	(9)	150.0%

Operating Income	$1,042	$975	$67	6.9%

NM—Not meaningful.

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.

Adjusted OIBDA less Capital Expenditures for the first three months of 2012 totaled $1.2 billion, a 9.3% increase over the first three months of 2011, due to higher Adjusted OIBDA, partially offset by higher capital expenditures. Capital Expenditures were $706 million for the first three months of 2012, a 6.5% increase over the first three months of 2011, largely reflecting higher support capital spending in residential services and other.

	$0,000	$0,000	$0,000	$0,000
(in millions; unaudited)	1st Quarter
			Change
	2012	2011	$	%
Adjusted OIBDA(a)	$1,873	$1,731	$142	8.2%
Capital expenditures	(706)	(663)	(43)	6.5%

Adjusted OIBDA less capital expenditures(a)	$1,167	$1,068	$99	9.3%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Net Income Attributable to TWC Shareholders was $382 million, or $1.21 per basic common share and $1.20 per diluted common share, for the first quarter of 2012 compared to $325 million, or $0.94 per basic common share and $0.93 per diluted common share, for the first quarter of 2011. Note 1 to the accompanying consolidated financial statements details certain items affecting the comparability of TWC’s net income attributable to TWC shareholders for the first quarter of 2012 and 2011, the most significant of which for 2012 was a negative $0.09 per diluted common share impact from merger-related and restructuring costs and, for 2011, was a negative $0.06 per diluted common share net impact from expired Time Warner Inc. stock options.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude the items detailed in Note 1, were $414 million and $1.30, respectively, for the first quarter of 2012 compared to $352 million and $1.01, respectively, for the first quarter of 2011. These year-over-year increases were primarily due to higher Operating Income and lower other expense, net (reflecting a decline in losses from Clearwire Communications LLC as the Company’s investment was reduced to $0 during the third quarter of 2011), partially offset by higher interest expense, net, and income tax provision. Additionally, Adjusted Diluted EPS for the first quarter of 2012 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2012	2011	$	%
Net income attributable to TWC shareholders	$382	$325	$57	17.5%
Adjusted net income attributable to TWC shareholders(a)	$414	$352	$62	17.6%

Net income per common share attributable to TWC common shareholders:
Basic	$1.21	$0.94	$0.27	28.7%
Diluted	$1.20	$0.93	$0.27	29.0%
Adjusted Diluted EPS(a)	$1.30	$1.01	$0.29	28.7%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Free Cash Flow for the first three months of 2012 decreased 22.5% to $718 million from $927 million in the first three months of 2011, due mainly to lower cash provided by operating activities and an increase in capital expenditures. Cash Provided by Operating Activities for the first three months of 2012 was $1.4 billion, an 11.9% decrease from $1.6 billion in the first three months of 2011. This decrease was driven by a change in working capital (primarily due to a significant income tax refund received in the first quarter of 2011 and an increase in net interest payments), partially offset by higher Adjusted OIBDA.

(in millions; unaudited)	1st Quarter
			Change
	2012	2011	$	%
Adjusted OIBDA(a)	$1,873	$1,731	$142	8.2%
Net interest payments	(465)	(399)	(66)	16.5%
Net income tax refunds (payments)	(19)	258	(277)	(107.4%)
All other, net, including working capital changes	(6)	(20)	14	(70.0%)

Cash provided by operating activities	1,383	1,570	(187)	(11.9%)
Add: Excess tax benefit from exercise of stock options	52	29	23	79.3%
Less:
Capital expenditures	(706)	(663)	(43)	6.5%
Cash paid for other intangible assets	(9)	(8)	(1)	12.5%
Other	(2)	(1)	(1)	100.0%

Free Cash Flow(a)	$718	$927	$(209)	(22.5%)

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $24.5 billion as of March 31, 2012 compared to $21.6 billion as of December 31, 2011, as the cash used for the acquisition of Insight, share repurchases and the dividend payment was greater than Free Cash Flow.

(in millions; unaudited)	3/31/2012	12/31/2011
Long-term debt	$24,344	$24,320
Debt due within one year	2,495	2,122

Total debt	26,839	26,442
Cash and equivalents	(2,629)	(5,177)

Net debt(a)	24,210	21,265
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$24,510	$21,565

(a)	Net debt is defined as total debt less cash and equivalents.

RETURN OF CAPITAL

Time Warner Cable returned $532 million to shareholders during the quarter. Share repurchases during the first quarter of 2012 totaled $353 million or 4.8 million shares of common stock. As of March 31, 2012, $3.7 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid a regular dividend of $0.56 per share of common stock, $179 million in aggregate, during the first quarter of 2012.

SUBSCRIBER METRICS

(in thousands)	12/31/2011	Net Additions (Declines)(a)	Acquired Systems(b)	3/31/2012(a)
Residential services subscribers:
Video	11,889	(94)	673	12,468
High-speed data	9,954	214	548	10,716
Voice	4,544	112	289	4,945

Primary service units	26,387	232	1,510	28,129
Business services subscribers:
Video	172	4	10	185
High-speed data	390	13	20	420
Voice	163	12	10	184

Primary service units	725	29	40	789

Total primary service units	27,112	261	1,550	28,918

Single play subscribers	5,748	4	231	5,980
Double play subscribers	4,925	(59)	319	5,184
Triple play subscribers	3,838	125	227	4,190

Customer relationships	14,511	70	777	15,354

Refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors for definitions related to the Company’s subscriber metrics.

(a)

During the first quarter of 2012, the Company recorded adjustments that decreased business video subscribers by 1,000, business high-speed data subscribers by 3,000, business voice subscribers by 1,000, business primary service units by 5,000, total primary service units by 5,000, single play subscribers by 3,000, double play subscribers by 1,000 and customer relationships by 4,000. The adjustments are reflected in the Company’s subscriber numbers as of March 31, 2012; however, they are not reflected in net additions (declines) for the first quarter of 2012.

(b)

On February 29, 2012, the Company acquired Insight. TWC uses a methodology for counting certain subscribers that differs from the methodology used by Insight. TWC has estimated the Insight subscribers under TWC counting methodologies; however, these estimates are subject to adjustments as TWC completes its integration of Insight.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, April 26, 2012. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications		Investor Relations
Alex Dudley	(212) 364-8229	Tom Robey	(212) 364-8218
Justin Venech	(212) 364-8242	Laraine Mancini	(212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 00,	December 00,
	March 31, 2012	December 31, 2011
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$2,629	$5,177
Receivables, less allowances of $52 million and $62 million as of March 31, 2012 and December 31, 2011, respectively	647	767
Deferred income tax assets	398	267
Other current assets	214	187

Total current assets	3,888	6,398
Investments	770	774
Property, plant and equipment, net	14,542	13,905
Intangible assets subject to amortization, net	635	228
Intangible assets not subject to amortization	26,197	24,272
Goodwill	2,817	2,247
Other assets	447	452

Total assets	$49,296	$48,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$352	$545
Deferred revenue and subscriber-related liabilities	202	169
Accrued programming expense	870	807
Current maturities of long-term debt	2,495	2,122
Other current liabilities	1,665	1,727

Total current liabilities	5,584	5,370
Long-term debt	24,344	24,320
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	11,022	10,198
Other liabilities	520	551
TWC shareholders’ equity:
Common stock, $0.01 par value, 313.4 million and 315.0 million shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	3	3
Additional paid-in capital	7,966	8,018
Retained earnings	100	68
Accumulated other comprehensive loss, net	(551)	(559)

Total TWC shareholders’ equity	7,518	7,530
Noncontrolling interests	8	7

Total equity	7,526	7,537

Total liabilities and equity	$49,296	$48,276

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(in millions, except per share data)
Revenues	$5,134	$4,827
Costs and expenses:
Costs of revenues(a)	2,404	2,272
Selling, general and administrative(a)	857	824
Depreciation	771	744
Amortization	15	6
Merger-related and restructuring costs	45	6

Total costs and expenses	4,092	3,852

Operating Income	1,042	975
Interest expense, net	(405)	(363)
Other expense, net	(3)	(30)

Income before income taxes	634	582
Income tax provision	(251)	(256)

Net income	383	326
Less: Net income attributable to noncontrolling interests	(1)	(1)

Net income attributable to TWC shareholders	$382	$325

Net income per common share attributable to TWC common shareholders:
Basic	$1.21	$0.94

Diluted	$1.20	$0.93

Average common shares outstanding:
Basic	313.9	343.5

Diluted	319.0	349.8

Cash dividends declared per share of common stock	$0.56	$0.48

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$383	$326
Adjustments for noncash and nonoperating items:
Depreciation	771	744
Amortization	15	6
Loss from equity investments, net of cash distributions	5	31
Deferred income taxes	113	201
Equity-based compensation expense	53	41
Excess tax benefit from equity-based compensation	(52)	(29)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	156	95
Accounts payable and other liabilities	(45)	(86)
Other changes	(16)	241

Cash provided by operating activities	1,383	1,570

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	(1,395)	(8)
Capital expenditures	(706)	(663)
Other investing activities	8	16

Cash used by investing activities	(2,093)	(655)

FINANCING ACTIVITIES
Long-term debt repayments	(1,350)	—
Proceeds from exercise of stock options	79	66
Taxes paid in cash in lieu of shares issued for equity-based compensation	(39)	(17)
Excess tax benefit from equity-based compensation	52	29
Dividends paid	(179)	(167)
Repurchases of common stock	(356)	(831)
Other financing activities	(45)	(9)

Cash used by financing activities	(1,838)	(929)

Decrease in cash and equivalents	(2,548)	(14)
Cash and equivalents at beginning of period	5,177	3,047

Cash and equivalents at end of period	$2,629	$3,033

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three months ended March 31, 2012 and 2011:

(in millions, except per share data; unaudited)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
1st Quarter 2012:
As reported	$1,828	$(786)	$1,042	$(409)	$(251)	$382	$1.20
Year-over-year change, as reported:
$	$103	$(36)	$67	$(15)	$5	$57	$0.27
%	6.0%	4.8%	6.9%	3.8%	(2.0%)	17.5%	29.0%

Items affecting comparability:
Merger-related and restructuring costs	45	—	45	—	(17)	28	0.09
Asset impairment(b)	—	—	—	10	(4)	6	0.02
Gain on equity award reimbursement obligation to Time Warner(c)	—	—	—	(3)	1	(2)	(0.01)

As adjusted	$1,873	$(786)	$1,087	$(402)	$(271)	$414	$1.30
Year-over-year change, as adjusted:
$	$142	$(36)	$106	$(13)	$(31)	$62	$0.29
%	8.2%	4.8%	10.8%	3.3%	12.9%	17.6%	28.7%

1st Quarter 2011:
As reported	$1,725	$(750)	$975	$(394)	$(256)	$325	$0.93

Items affecting comparability:
Restructuring costs	6	—	6	—	(2)	4	0.01
Loss on equity award reimbursement obligation to Time Warner(c)	—	—	—	5	(2)	3	0.01
Impact of expired Time Warner stock options, net(d)	—	—	—	—	20	20	0.06

As adjusted	$1,731	$(750)	$981	$(389)	$(240)	$352	$1.01

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other expense, net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC, an equity-method investee engaged in the development of advanced advertising platforms.
(c)

Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other expense, net, in the period of change.

(d)

Amounts represent the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•

Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Company’s separation from Time Warner (the “Separation”).

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•

Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•

Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.